Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RPM International Inc. Union 401(k) Trust and Plan

Medina, Ohio

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-240204) of RPM International Inc. of our report dated June 16, 2023, relating to the financial statements and supplemental schedule of the RPM International Inc. Union 401(k) Trust and Plan which appear in this Form 11-K for the year ended December 31, 2022.

/s/ BDO USA, LLP

Pittsburgh, Pennsylvania

June 21, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.